Filed Pursuant to Rule 424(b)(3)
Registration No. 333-168129

CNL HEALTHCARE PROPERTIES, INC.

STICKER SUPPLEMENT DATED AUGUST 8, 2014

TO PROSPECTUS DATED APRIL 18, 2014

This sticker supplement is part of, and should be read in conjunction with our prospectus dated April 18, 2014, and our sticker supplements dated April 23, 2014, May 9, 2014, May 13, 2014, June 24, 2014, July 2, 2014 and July 22, 2014. Unless expressly defined herein, all terms in this sticker supplement have the same meanings as in the prospectus.

RISK FACTORS

The following paragraph is added after the third full risk factor on page 44 of the prospectus in the section entitled “RISK FACTORS – Risks Related to Our Business.”

Development and Stabilizing Properties Are Expected to Initially Generate Limited Cash Flows.

We have increased the level of our investment in new ground-up development and value-add or stabilizing properties. During the construction and lease-phase, these types of investments are expected to initially generate limited cash flows, FFO and MFFO and may result in near term downward pressure on our net asset valuation.

INVESTMENT OBJECTIVES AND POLICIES

The following is added after the fourth full paragraph of the section entitled “INVESTMENT OBJECTIVES AND POLICIES – Investment Policies” on page 73 of the prospectus.

We believe that investing a limited portion of our capital into these types of properties is beneficial because they are expected to provide a higher yield on cost and have higher asset valuations in the long term as compared to stabilized acquisitions. Additionally, these types of investments will result in our portfolio having a lower average age, which we believe will be beneficial at the time that we begin the process of seeking to provide liquidity to our shareholders through a listing, merger or sale of our assets.

BUSINESS

The following paragraph is added after the second paragraph of the section entitled “BUSINESS – Our Company” beginning on page 76 of the prospectus.

We believe that investing a limited portion of our capital into these types of properties is beneficial because they are expected to provide a higher yield on cost and have higher asset valuations in the long term as compared to stabilized acquisitions. Additionally, these types of investments will result in our portfolio having a lower average age, which we believe will be beneficial at the time that we begin the process of seeking to provide liquidity to our shareholders through a listing, merger or sale of our assets.

EXPERTS

The following supersedes and replaces in its entirety the section entitled “EXPERTS” which begins on page 196 of the prospectus.

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of CNL Healthcare Properties, Inc. for the year ended December 31, 2013; the audited historical financial statements of Primrose Senior Housing Communities (Five Communities) included on page F-4 through F-12 of

CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated February 16, 2012 filed on May 1, 2012; the audited historical financial statements of Primrose II Retirement Communities (Five Communities) included on page F-20 through F-30 of CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated December 19, 2012, filed on March 4, 2013; and the audited historical financial statements of South Bay Retirement Communities (Three Communities) included on page F-16 through F-24 of CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated August 29, 2013, filed on November 26, 2013 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Mountain West Retirement Communities (Twelve Communities) as of December 31, 2012, 2011 and 2010, and for the years ended December 31, 2012, 2011 and 2010, included in CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated December 2, 2013, filed February 11, 2014, and the combined financial statements of Mountain West Retirement Communities (Five Communities) as of December 31, 2013, 2012 and 2011, and for the years ended December 31, 2013, 2012 and 2011, included in CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated February 3, 2014, filed April 4, 2014, and incorporated by reference in this prospectus and Registration Statement have been audited by Mack, Roberts & Co., LLC, independent auditors, as set forth in their reports incorporated herein by reference, and are incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

CBRE Capital Advisors, Inc., an independent investment banking firm, has provided a valuation report as valuation expert with respect of the range of the estimated net asset value per share of our common stock in accordance with valuation guidelines approved by our board of directors. As further described under “Determination of Our Offering Price and Estimated Net Asset Value Per Share,” our board of directors used the valuation report provided in its calculation of our estimated value per share and in the determination of the offering price for shares of our common stock to be sold in this offering. CBRE Cap is not responsible for the estimated value per share and did not participate in the determination of the offering price for shares of our common stock. CBRE Cap’s Valuation Report does not constitute a recommendation by CBRE Cap to purchase or sell any shares of our common stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following supersedes and replaces in its entirety the documents listed in the section entitled “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE” which begins on page 197 of the prospectus.

The documents listed below are incorporated by reference into the prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with Commission rules:

•	Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 27, 2014.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on May 12, 2014.

•	Current Report on Form 8-K/A dated February 16, 2012, filed on May 1, 2012 (solely with respect to the information reported under Item 9.01(a)).

•	Current Report on Form 8-K/A dated December 19, 2012, filed on March 4, 2013 (solely with respect to the information reported under Item 9.01(a)).

•	Current Report on Form 8-K/A dated August 29, 2013, filed on November 26, 2013 (solely with respect to the information reported under Item 9.01(a)).

•	Current Report on Form 8-K/A dated December 2, 2013, filed on February 11, 2014 (solely with respect to the information reported under Item 9.01(a)).

•	Current Report on Form 8-K dated March 28, 2014, filed on April 3, 2014.

•	Current Report on Form 8-K/A dated February 3, 2014, filed on April 4, 2014.

•	Current Report on Form 8-K dated April 29, 2014, filed on May 5, 2014.

•	Current Report on Form 8-K dated May 5, 2014, filed on May 8, 2014.

•	Current Report on Form 8-K dated May 13, 2014, filed on May 19, 2014.

•	Current Report on Form 8-K dated June 26, 2014, filed on June 26, 2014.

•	Current Report on Form 8-K dated June 2, 2014, filed on July 1, 2014.

•	Current Report on Form 8-K dated July 2, 2014, filed on July 2, 2014.

•	Current Report on Form 8-K dated June 30, 2014, filed on July 7, 2014.

•	Current Report on Form 8-K dated June 27, 2014, filed on July 29, 2014.

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